                                                                      Exhibit 11

                               Pinkerton's, Inc.

                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                     (In thousands, except per share data)



                                                      FOR THE QUARTER ENDED
                                                 -------------------------------
                                                 MARCH 21, 1997   MARCH 22, 1996
                                                 --------------   --------------

Net income                                            $1,981           $1,709
                                                      ======           ======

Weighted average number of common shares
  outstanding                                          8,363            8,346

Dilutive effect of outstanding stock                     259               62
  options                                             ------           ------

Weighted average number of common shares, as
  adjusted, for calculation of earnings per share      8,622            8,408
                                                      ======           ======

Net income per common share                           $  .23           $  .20
                                                      ======           ======
